AMENDMENT TO SALES PLAN DATED AS OF MARCH 6, 2002

     Amendment dated as of April 12, 2002 to Sales Plan, dated as of March 6, 2002 (the "Sales Plan"), between Harvey L. Karp ("Seller") and Bear, Stearns & Co. Inc. ("Broker").

     WHEREAS, Seller desires to incorporate this Amendment into the aforementioned Sales Plan.

     WHEREAS, this Amendment is established to comply with the requirements of Rule 10b5-1(c)(2) under the Securities Exchange Act of 1934, as amended.

     WHEREAS, as of the date of this Amendment, Seller is not aware of any material non public information concerning the Issuer (as defined in the Sales
Plan). Seller is entering into this Amendment in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

     WHEREAS, Seller desires to amend the terms of the Sales Plan as set forth herein. All other applicable provisions of the Sales Plan shall remain in effect.

     NOW, THEREFORE, Seller and Broker hereby agree as follows:

     The Sales Plan shall be amended to delete the text of Section C(3)(a) of the Sales Plan in its entirety and insert the following text as Section C(3)(a) of the Sales Plan:

     Bear Stearns shall exercise Options to purchase a total of 200,000 shares of Stock on the first business day of each calendar month during the term of this Sales Plan which shall immediately succeed the trading day on the New York Stock Exchange on which the closing sale price of the Stock shall be at least $30.00 per share. In addition, on one occasion during the second or third month during each three-month period covered by a Form 144, on a business day which shall immediately succeed a trading day on the New York Stock Exchange on which the closing price of the Stock shall be at least $30.00 per share, Clark Schubach or Alan Greenberg or a successor registered representative of Bear Stearns may exercise discretion to estimate and exercise Options to purchase such additional number of shares of Stock which, net of the amount of Stock after Stock is withheld by the Issuer to pay required Federal, state and local withholding taxes due with respect to such Option exercise, together with all shares of Stock sold or to be sold by Bear Stearns during such three-month period, shall equal the maximum number of shares of Stock which may be sold by Seller during such three-month period pursuant to Rule 144. Thereafter, to the extent shares of Stock are available from the exercise of such Options, Clark Schubach or Alan Greenberg or a successor registered representative designated by Bear Stearns shall sell, as soon as reasonably practicable but with time and price discretion, the net amount of Stock remaining after Stock is withheld by the Issuer to pay required Federal, state and local withholding taxes due with respect to such Option exercise (the "Monthly Sale Amount") commencing on the following business day and terminating on the business day on which all shares are sold (each such day, a "Sale Day") at a gross price before deduction of commissions or mark-down of at least $30.00 per share (the "Minimum Sale Price"). The Issuer shall notify Bear Stearns not later than the opening of trading of the number of shares of Stock to be withheld by the Issuer to pay required Federal, state and local withholding taxes due with respect to each Option exercise. Notwithstanding the foregoing, Bear Stearns shall not exercise Options if there



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are 250,000 or more shares of Stock in the Plan Account (as defined below) which have not been sold by Bear Stearns pursuant to this Sales Plan, nor shall Bear Stearns exercise Options to purchase more than 1,200,000 shares of Stock during the term of this Sales Plan and during the term of this Sales Plan, one or more exercises of Options may be reduced so as not to exceed such limitation.

     IN WITNESS WHEREOF, the undersigned have signed this Amendment to the Sales Plan as of the date first written above.

     Seller:                            Broker:

     Harvey L. Karp                     Bear, Stearns & Co. Inc.
     -----------------

     Harvey L. Karp                     By: Jeffrey M. Lipman
                                            ------------------------------
                                            Jeffrey M. Lipman
                                            Senior Managing Director


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